Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

The following is a discussion of our results of operations and financial position for the periods described below. This discussion should be read in conjunction with the consolidated financial statements and related notes included in this offering memorandum. This discussion of our results of operations and financial condition may include forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. Our actual results may differ materially from those forward looking statements. For information about these assumptions and other risks and exposures relating to our business and our company, you should refer to the section of this offering memorandum entitled “Risk Factors.”

Business Overview

On June 11, 2002, we were formed as a wholly-owned subsidiary of Hughes. Hughes, which is a wholly-owned subsidiary of GM, contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC, or DIRECTV Enterprises, and its subsidiaries to us along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc., or USSB, in May 1999. The wholly-owned domestic subsidiaries of DIRECTV Enterprises consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Services, Inc., USSB II, Inc., and DIRECTV, Inc. Our formation and capitalization is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

In April 1999, Hughes acquired Primestar Inc.’s 2.3 million subscriber medium-power direct-to-home satellite business. The Primestar business was discontinued on September 30, 2000, after converting approximately 1.5 million customers to the DIRECTV service.

In May 1999, Hughes acquired the high-power satellite assets and orbital frequencies of Tempo Satellite Inc. The acquisition of Tempo’s assets provided an in-orbit satellite, a satellite that had not yet been launched (the DIRECTV 5 satellite) and related orbital frequencies. In May 1999, Hughes contributed the Tempo assets to DIRECTV Enterprises.

The USSB acquisition by Hughes provided contracts for 25 channels of video programming, including premium networks such as HBO®, Showtime®, Cinemax®, and The Movie Channel®, which are now being offered to our customers. In June 2002, Hughes contributed the premium programming contracts to DIRECTV Holdings LLC.

During the fourth quarter of 2001, we successfully launched and commenced service of the DIRECTV 4S high-powered spot-beam satellite at the 101 degrees west longitude, or WL, orbital location. In the second quarter of 2002, we launched the DIRECTV 5 satellite and commenced service at the 119 WL orbital location. The DIRECTV 4S and DIRECTV 5 satellites enabled us to increase our capacity to approximately 800 channels, including the capacity to transmit more than 530 local channels.

During 2001, we announced a 22% reduction of our workforce, excluding our customer service representatives. As a result, 475 employees, across all business disciplines, were given notification of termination that resulted in a charge to operations of $47.9 million in “General and administrative expenses” in the consolidated statements of operations. Of that charge, $42.6 million related to employee severance benefits and $5.3 million related to other costs primarily associated with a remaining lease obligation for excess office space and employee equipment. As of September 30, 2002, all 475 employees had been terminated. The remaining accrual for employee severance and other costs amounted to $7.5 million at September 30, 2002.

During April 2002, we entered into settlement negotiations with GECC to settle a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased our programming and related equipment. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, we had accrued $50.0 million associated with the expected settlement of the claim. As a result of the settlement, we recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statements of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002, was paid to GECC in June 2002.

In August 2002, we sold about 8.8 million shares of common stock of Thomson multimedia, SA, or Thomson, for approximately $211.0 million in cash, resulting in a pre-tax gain of $158.6 million recorded in “Other income, net” in the consolidated statements of operations for the nine months ended September 30, 2002. We also sold about 4.1 million shares of Thomson common stock in 2001 for approximately $132.7 million in cash, which resulted in a pre-tax gain of $108.3 million, recorded in “Other income, net” in the consolidated statements of operations.

During 2002, we recognized other-than-temporary declines in certain marketable securities, which resulted in a charge of $97.6 million to “Other income, net” in the fourth quarter of 2002.

Explanation of Key Metrics and Other Items

Revenues.  Revenues are mostly derived from subscriber subscriptions to basic and premium channel programming, pay-per-view programming and seasonal and live sporting events. To a lesser extent, revenues are also derived from fees from subscribers with multiple set-top receivers, DIRECTV The Guide, access card sales and advertising services.

Revenues also include fees earned from the NRTC, which are equal to a percentage of the subscriber revenues earned from the subscribers located in certain areas (mainly rural). As a result of an arrangement with the NRTC, subscribers in such areas may purchase the vast majority of our services only through NRTC’s members or affiliates.

Programming and Other Costs.  These costs primarily include license fees for subscription service programming, pay-per-view movies, live sports and other events, and copyright fees associated with our content. Other costs include expenses associated with the publication and distribution of DIRECTV The Guide, access cards provided to set-top receiver manufacturers, continuing service fees paid to third parties for active DIRECTV subscribers, warranty service premiums paid to a third party, and production costs for on-air advertisements sold to third parties.

Subscriber Service Expenses.  Subscriber service expenses include the costs of customer call centers, billing remittance processing and certain home services expenses, such as in-home repair costs.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  These costs represent direct costs incurred to acquire new DIRECTV subscribers through a third party, which include authorized DIRECTV retailers and dealers. These costs consist of third party commissions, print and television advertising and manufacturer subsidies incurred for DIRECTV receiving equipment, if any.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  These costs consist of hardware and installation costs incurred for new DIRECTV subscribers added through our direct customer acquisition program.

SAC.  SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, is calculated by dividing total subscriber acquisition costs for a period (the sum of subscriber acquisition costs reported for third party customer acquisitions and direct customer acquisitions) by the number of gross new owned and operated subscribers acquired during the period.

Retention, Upgrade and Other Marketing Costs.  Retention costs include the costs of loyalty programs offered to existing subscribers in an effort to reduce subscriber churn. Our costs for the loyalty programs include the costs of installing or providing hardware under our movers program (for subscribers relocating to a new residence), our DVR (digital video recorder) upgrade program and other similar initiatives and third party commissions incurred for the sale of additional set-top receivers and advanced set-top receivers to existing subscribers.

Upgrade and other marketing costs represent the cost of selling and promoting additional DIRECTV services to existing subscribers, such as premium channel programming, pay-per-view programming, and seasonal and live sporting events. These costs are incurred in an effort to increase average revenue per subscriber.

Broadcast Operations Expenses.  These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of the DIRECTV signal.

General and Administrative Expenses.  These costs include departmental costs for legal, administrative services, finance and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the disposal of fixed assets.

EBITDA.  EBITDA is defined as operating income (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States. Our management uses EBITDA to evaluate our operating performance, to allocate resources and capital and as a measure of performance for incentive compensation purposes. We believe EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Our management believes that EBITDA is a common measure used to compare our operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment, distributions or other discretionary uses. EBITDA margin is calculated by dividing EBITDA by revenues. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.

Average Revenue Per Subscriber.  Average revenue per subscriber, or ARPU, represents average monthly revenue per subscriber and is calculated by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period. Average subscribers are calculated for the year and the period by adding the number of owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending owned and operated subscribers for the quarter and dividing by two.

Average Monthly Subscriber Churn.  Average monthly subscriber churn represents the number of DIRECTV subscribers whose service is disconnected, expressed as a percentage of the total number of DIRECTV subscribers. Churn is calculated by dividing the average monthly number of disconnected owned and operated subscribers for the period (total customers disconnected during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period. Average subscribers are calculated for the year and the period by adding the number of owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending owned and operated subscribers for the quarter and dividing by two.

Subscriber Count.  The total number of DIRECTV subscribers includes DIRECTV owned and operated subscribers and customers of the NRTC’s members and affiliates that subscribe to our service. DIRECTV subscribers include only those subscribers who are actively subscribing to the DIRECTV service, plus those subscribers that have temporarily suspended service due to seasonal or other temporary relocations.

Results of Operations

The following table sets forth, for the periods indicated, certain items from our consolidated statements of operations and certain operating data:

	Years Ended December 31,			Nine Months Ended September 30,
	1999	2000	2001	2001	2002
	(dollars in millions, except per subscriber data)

Revenues	$3,404.6	$4,694.0	$5,552.1	$4,032.9	$4,631.8

Operating costs and expenses, exclusive of depreciation and amortization expense shown below
Programming and other costs	1,444.3	1,890.3	2,211.2	1,544.5	1,867.7
Subscriber service expenses	335.7	502.5	479.9	355.5	455.4
Subscriber acquisition costs:
Third party customer acquisitions	923.1	1,285.0	1,585.7	1,216.9	1,038.7
Direct customer acquisitions	—	—	72.8	42.7	87.9
Retention, upgrade and other marketing costs	116.6	274.4	378.2	262.7	286.2
Broadcast operations expenses	126.2	164.5	119.1	92.0	93.1
General and administrative expenses	291.2	455.0	489.1	379.3	348.0
Depreciation and amortization expense	250.6	395.4	438.5	329.9	283.2

Total operating costs and expenses	3,487.7	4,967.1	5,774.5	4,223.5	4,460.2

Operating income (loss)	(83.1)	(273.1)	(222.4)	(190.6)	171.6
Interest expense, net	(69.5)	(151.9)	(123.5)	(94.6)	(74.0)
Other income, net	—	—	85.1	97.7	159.4

Income (loss) before income taxes	(152.6)	(425.0)	(260.8)	(187.5)	257.0
Income tax benefit (expense)	48.1	147.3	82.5	58.8	(96.7)

Net income (loss)	$(104.5)	$(277.7)	$(178.3)	$(128.7)	$160.3

Other Data:
Operating income (loss)	$(83.1)	$(273.1)	$(222.4)	$(190.6)	$171.6
Add back: depreciation and amortization expense	250.6	395.4	438.5	329.9	283.2

EBITDA(1)	$167.5	$122.3	$216.1	$139.3	$454.8

Average monthly revenue per subscriber (ARPU)	$55.80	$57.70	$58.70	$57.90	$58.10
Average monthly subscriber churn—%	1.6	1.7	1.8	1.9	1.7
Average subscriber acquisition costs—per subscriber (SAC)	$490	$455	$570	$600	$535
Total number of subscribers—platform (000’s)	7,739	9,128	10,335	9,914	10,920
Total owned and operated subscribers (000’s)	6,308	7,418	8,443	8,055	9,201

(1)	EBITDA is defined as operating income (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States. Our management uses EBITDA to evaluate our operating performance, to allocate resources and capital and as a measure of performance for incentive compensation purposes. We believe EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Our management believes that EBITDA is a common measure used to compare our operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Nine months ended September 30, 2002 compared with nine months ended September 30, 2001

Subscribers.  We had approximately 9.2 million owned and operated subscribers at September 30, 2002, compared with approximately 8.1 million owned and operated subscribers at September 30, 2001, representing the net addition of 1.1 million new subscribers during this period. Including the subscribers of NRTC’s members and affiliates, we had a total of about 10.9 million and 9.9 million subscribers at September 30, 2002 and 2001, respectively.

Average monthly churn for the nine months ended September 30, 2002 was 1.7% compared to 1.9% for the nine months ended September 30, 2001. The reduction in churn was due to an increased number of new subscribers signing up for twelve month programming commitments, improved customer service and more stringent credit screening practices for new customers.

Revenues.  Revenues for the nine months ended September 30, 2002 increased 14.9% or $598.9 million to $4,631.8 million compared with $4,032.9 million for the nine months ended September 30, 2001. The increase resulted primarily from the new subscribers added during the period and higher ARPU on the larger subscriber base. ARPU was $58.10 for the first nine months of 2002 compared with $57.90 for the same period of 2001. The higher ARPU was primarily due to broader local channel offerings, higher revenues from seasonal and live sporting events and other subscriber revenues, such as fees from an increased number of our subscribers with multiple set-top receivers. These increases were partially offset by lower pay-per-view revenues due to declining subscriber purchases during the nine months ended September 30, 2002 compared to the same period in the previous year.

Programming and Other Costs.  Programming and other costs increased 20.9% to $1,867.7 million for the first nine months in 2002 from $1,544.5 million for same period of 2001. As a percentage of revenue, programming and other costs were 40.3% and 38.3% for the first nine months ended September 30, 2002 and 2001, respectively. The increase in programming and other costs resulted primarily from higher programming costs associated with the increase in subscribers and higher programming costs due to rate increases.

Subscriber Service Expenses.  Subscriber service expenses were $455.4 million for the first nine months of 2002 compared to $355.5 million for the first nine months of 2001. This increase was mostly due to added service costs to support the increased subscriber base, and increased call volume resulting from broader local channel offerings and repackaging of our services in 2002.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  Third party customer acquisition costs were $1,038.7 million for the nine months ended September 30, 2002 compared with $1,216.9 million for the nine months ended September 30, 2001. The $178.2 million decrease resulted from the elimination of manufacturer subsidies on most set-top receivers in January 2002, lower third party commissions mostly related to decreased gross subscriber additions through third party customer acquisition programs in 2002 compared to 2001 and lower advertising expenditures in 2002. These decreases were partially offset by higher third party commissions due to purchases of multiple set top receivers by new subscribers.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  Subscriber acquisition costs incurred through our direct customer acquisition program were $87.9 million for the nine months ended September 30, 2002 compared to $42.7 million for the same period in the previous year. The increase of $45.2 million was due to an increase in gross subscriber additions through the our direct customer acquisition program in 2002 compared to 2001.

SAC.  SAC on a per subscriber basis was $535 for the first nine months of 2002 compared to $600 for the same period of 2001. The decrease in SAC was due to the elimination of manufacturer subsidies on most set-top receivers in January 2002 and lower amortization expense on deferred commissions, partially offset by increased third party commissions due to purchases of multiple set-top receivers by new subscribers.

Retention, Upgrade and Other Marketing Costs.  Retention, upgrade and other marketing costs increased $23.5 million to $286.2 million for the first nine months of 2002 from $262.7 million for the comparable period of 2001 due primarily to increased dealer commissions for additional set-top receiver sales to existing subscribers.

Broadcast Operations Expenses.  Broadcast operations expenses were $93.1 million for the nine months ended September 30, 2002 compared to $92.0 million for same period of 2001. The slight increase was due to increased costs to support broader local channel offerings offset by lower operating expenses.

General and Administrative Expenses.  General and administrative expenses were $348.0 million for the first nine months of 2002 compared to $379.3 million for the same period of 2001. Most of the decrease was attributable to the 2001 workforce reduction discussed above.

EBITDA.  EBITDA and EBITDA margin increased to $454.8 million and 9.8% for the nine months ended September 30, 2002 from $139.3 million and 3.5% for the nine months ended September 30, 2001. The change was primarily attributable to additional profit resulting from the higher revenues, lower total subscriber acquisition costs, and lower general and administrative expenses due to the 2001 charge associated with the work force reduction.

Depreciation and Amortization Expense.  Depreciation and amortization expense decreased to $283.2 million for the nine months ended September 30, 2002 from $329.9 million for the nine months ended September 30, 2001. The decrease of $46.7 million was due to the discontinuation of amortization expense related to goodwill and intangible assets with indefinite lives in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” See “New Accounting Standards” below for further discussion. This decrease was partially offset by higher depreciation for capital additions, and the DIRECTV 4S and DIRECTV 5 satellites placed into service in December 2001 and May 2002, respectively.

Operating Income/Loss.  Operating income for the first nine months of 2002 was $171.6 million compared to a $190.6 million operating loss for the same period in 2001, representing a $362.2 million improvement. This improvement is primarily related to additional profit resulting from the higher revenues, lower total subscriber acquisition costs, lower general and administrative expenses due to the workforce reduction and the decrease in amortization expense that resulted from the adoption of SFAS No. 142.

Interest Expense, Net.  Interest expense, net decreased $20.6 million to $74.0 million for the first nine months of 2002 from $94.6 million for the first nine months of 2001. The decrease was attributable primarily to lower interest expense due to lower long-term obligations, including manufacturer subsidies and above-market programming contracts, and lower interest expense associated with the GECC settlement.

Manufacturer subsidies earned by manufacturers prior to September 2000 are payable over five years, plus interest. The decrease in the manufacturer subsidy obligation resulted from scheduled payments. The above-market programming obligation was established in purchase accounting as part of the Primestar and USSB transactions and represents the present value of the portion of certain acquired programming contracts that were deemed above market. Interest is recognized associated with the above-market programming obligation over the life of the related programming contracts using the interest method. The decrease in the above market programming obligation resulted from scheduled payments.

Other Income, Net.  Other income, net increased $61.7 million to $159.4 million for the first nine months in 2002 from $97.7 million for the same period in 2001. Other income, net for 2002 included a $158.6 million gain on the sale of about 8.8 million shares of Thomson common stock. Other income, net for 2001 included a $108.3 million gain on the sale of 4.1 million shares of Thomson common stock offset by the write-down of certain marketable equity securities due to other-than-temporary declines in their fair value.

Income Tax Expense/Benefit.  Income tax expense was $96.7 million for the first nine months in 2002 compared to an income tax benefit of $58.8 million for the same period in 2001. The tax expense in 2002 was incurred because we generated income before income taxes for the nine months ended September 30, 2002, while in the first nine months of 2001 we incurred a loss before income taxes.

Net Income/Loss.  Net income for the first nine months in 2002 increased by $289.0 million to $160.3 million from a loss of $128.7 million for the same period in 2001.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Subscribers.  We had approximately 8.4 million owned and operated subscribers at December 31, 2001, compared with approximately 7.4 million owned and operated subscribers at December 31, 2000, representing the net addition of 1.0 million new subscribers during this period. Including the subscribers of NRTC’s members and affiliates, we had a total of about 10.3 million and 9.1 million subscribers at December 31, 2001 and 2000, respectively.

Average monthly churn for the year ended December 31, 2001 was 1.8% compared to 1.7% for the year ended December 31, 2000.

Revenues.  Revenues increased 18.3% or $858.1 million to $5,552.1 million in 2001 from $4,694.0 million in 2000. The increase resulted primarily from higher basic and premium programming revenues due mostly to the additional net new subscribers in 2001. Also contributing to the increase were higher revenues from local channel offerings, pay-per-view movies, sporting events and other subscriber revenues, such as fees from an increased number of our subscribers with multiple set-top receivers.

Programming and Other Costs.  Programming and other costs increased 17.0% to $2,211.2 million in 2001 from $1,890.3 million in 2000. As a percentage of revenue, programming and other costs were 39.8% and 40.3% for the year ended December, 2001 and 2000, respectively. The increase in programming and other costs resulted from higher programming costs associated with the increase in subscribers.

Subscriber Service Expenses.  Subscriber service expenses were $479.9 million in 2001 compared to $502.5 million in 2000. This decrease was mostly due to the elimination of service costs for Primestar subscribers. We completed the conversion of the Primestar subscribers to our platform and exited the Primestar business in September 2000.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  Third party customer acquisition costs were $1,585.7 million in 2001 compared with $1,285.0 million in 2000. The $300.7 million increase resulted primarily from increased third party commissions due to higher gross subscriber additions in 2001 compared to 2000 and higher commission rates that resulted from customers taking the free installation offer.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  Subscriber acquisition costs incurred through our direct customer acquisition program, which was introduced in 2001, were $72.8 million.

SAC.  SAC on a per subscriber basis was $570 for 2001 compared to $455 for 2000. The increase in SAC was due to higher commission rates that resulted from an increase in customers choosing our free installation offer and the introduction of the direct customer acquisition program.

Retention, Upgrade and Other Marketing Costs.  Retention, upgrade and other marketing costs increased by $103.8 million to $378.2 million in 2001 from $274.4 million in 2000 due to costs associated with our free installation under our movers program and higher marketing costs. These increases were partially offset by the elimination of $30.0 million of conversion costs due to the completion of Primestar subscriber conversions to our platform in 2000.

Broadcast Operations Expenses.  Broadcast operations expenses declined $45.4 million to $119.1 million in 2001 from $164.5 million in 2000. The decrease was mostly due to the elimination of medium-power broadcast operating expenses from the Primestar business which we exited in September 2000.

General and Administrative Expenses.  General and administrative expenses were $489.1 million in 2001 compared to $455.0 million in 2000, an increase of $34.1 million. This increase was due primarily to the $47.9 million accrual related to the workforce reduction, as discussed above, partially offset by approximately $16.0 million of decreased bad debt expense that resulted from the elimination of higher risk Primestar subscribers and improved credit scoring on new subscribers.

EBITDA.  EBITDA and EBITDA margin increased to $216.1 million and 3.9% in 2001 from $122.3 million and 2.6% in 2000. This change resulted from the increased profit on the higher revenues and the improvement in subscriber service expenses and broadcast operations expenses due mostly to the exit of the Primestar business in September 2000. These improvements were partially offset by the increased subscriber acquisition costs due to higher gross subscriber additions and the introduction of the direct customer acquisition program; the higher retention, upgrade and other marketing costs due mostly to the introduction of free installation for our movers program; and the 2001 charge related to our workforce reduction.

Depreciation and Amortization Expense.  Depreciation and amortization expense increased to $438.5 million in 2001 from $395.4 million in 2000. The increase of $43.1 million resulted from a full year of depreciation expense associated with DIRECTV receiving equipment leased to Primestar medium-power subscribers, who converted to the DIRECTV platform, being included in 2001. The conversion efforts were completed in September 2000.

Operating Loss.  Operating loss in 2001 decreased $50.7 million to $222.4 million from $273.1 million in 2000. This change resulted from the increased profit on the higher revenues and the improvement in subscriber service expenses and broadcast operations expenses due mostly to the exit of the Primestar business in September 2000. These improvements were partially offset by the increased subscriber acquisition costs due to higher gross subscriber additions and the introduction of the direct customer acquisition program; the higher retention, upgrade and other marketing costs due mostly to the introduction of free installation for our movers program; the 2001 charge related to our workforce reduction; and the increase in depreciation and amortization expense due mostly to the converted Primestar subscribers leasing receiving equipment.

Interest Expense, Net.  Interest expense, net decreased to $123.5 million in 2001 from $151.9 million in 2000 due to a decline in interest on certain long term obligations, including long-term manufacturer subsidy and above-market contract obligations, and a decline in interest associated with the GECC settlement.

Other Income, Net.  Other income, net for 2001 includes a gain of $108.3 million associated with the sale of 4.1 million shares of Thomson common stock, offset in part by the write-down of certain other marketable equity securities due to an other-than-temporary decline in their fair value.

Income Tax Benefit.  Income tax benefit was $82.5 million in 2001 compared to an income tax benefit of $147.3 million in 2000. The lower tax benefit in 2001 was mostly due to the decrease in our loss before income taxes.

Net Loss.  The net loss decreased $99.4 million in 2001 to $178.3 million from $277.7 million in 2000.

Year ended December 31, 2000 compared with the year ended December 31, 1999

Subscribers.  At December 31, 2000, we had about 7.4 million owned and operated subscribers (including 1.3 million subscribers that had converted from the Primestar service to our platform), compared with about 5.0 million owned and operated subscribers (including 0.4 million subscribers that had converted from the Primestar service to our platform) and 1.3 million Primestar subscribers at December 31, 1999. Including the NRTC’s members and affiliates subscribers, we had a total of about 9.1 million and 7.7 million subscribers at December 31, 2000 and 1999, respectively.

Average monthly churn for the year ended December 31, 2000 was 1.7% compared to 1.6% for 1999.

Revenues.  Revenues increased 37.9% or $1,289.4 million to $4,694.0 million in 2000 from $3,404.6 million in 1999. The increase resulted primarily from higher basic and premium programming revenues due mostly to the addition of approximately 1.5 million net new subscribers in 2000, excluding Primestar subscriber conversions, and added revenues from Primestar, additional premium channel services from the USSB transaction, and a price increase on basic subscription packages. Revenues in 1999 included revenues that resulted from the Primestar and USSB transactions only from and after the respective dates of acquisition.

Programming and Other Costs.  Programming and other costs increased 30.9% to $1,890.3 million in 2000 from $1,444.3 million in 1999. As a percentage of revenue, programming and other costs were 40.3% and 42.4% for the year ended December, 2000 and 1999, respectively. The increase in programming and other costs resulted primarily from a full year of added programming costs associated with the premium channels and the additional net new subscribers in 2000.

Subscriber Service Expenses.  Subscriber service expenses were $502.5 million in 2000 compared to $335.7 million in 1999. This increase was mostly due to added service costs to convert Primestar subscribers to our platform and to support the significant increase in subscribers.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  Third party customer acquisition costs were $1,285.0 million in 2000 compared with $923.1 million in 1999. The $361.9 million increase resulted from higher costs associated with an increase in gross subscriber additions and higher acquisition advertising costs.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  The direct customer acquisition program was not introduced until 2001; therefore, there is no discussion of the comparison of 2000 to 1999.

SAC.  SAC on a per subscriber basis was $455 for 2000 compared to $490 for 1999. The decrease in SAC was due to a decrease in manufacturer subsidies.

Retention, Upgrade and Other Marketing Costs.  Retention, upgrade and other marketing costs increased $157.8 million to $274.4 million in 2000 from $116.6 million in 1999 due primarily to higher costs associated with converting Primestar subscribers to our platform, increased dealer commissions for additional set-top receiver sales and advanced set-top receiver sales to existing subscribers.

Broadcast Operations Expenses.  Broadcast operations expenses increased $38.3 million to $164.5 million in 2000 from $126.2 million in 1999. The increase was mostly due to the added costs associated with the first full year of operations for our Los Angeles broadcast facility in 2000 and added costs for the introduction of local channel offerings.

General and Administrative Expenses.  General and administrative expenses were $455.0 million in 2000 compared to $291.2 million in 1999, an increase of $163.8 million. This increase resulted primarily from the $56.0 million charge for the GECC settlement, an increase in bad debt expense associated with the acquired Primestar subscriber base and generally higher costs that resulted from growth in the business.

EBITDA.  EBITDA and EBITDA margin decreased to $122.3 million and 2.6% in 2000 from $167.5 million and 4.9% in 1999. This change resulted from the increased profit on the higher revenues, which was more than offset by higher costs to support the conversion of Primestar subscribers to our platform, the increase in subscriber acquisition costs and the GECC settlement.

Depreciation and Amortization Expense.  Depreciation and amortization expense increased to $395.4 million in 2000 from $250.6 million in 1999. The $144.8 million increase resulted primarily from a full year of amortization expense associated with the goodwill and intangible assets that arose from the Primestar and USSB transactions and increased depreciation expense associated with customer leased DIRECTV receiving equipment that arose from the conversion of the Primestar subscribers to our platform.

Operating Loss.  The operating loss in 2000 increased $190.0 million to $273.1 million from $83.1 million in 1999. This change resulted from the increased profit on the higher revenues, which was more than offset by higher costs to support the conversion of Primestar subscribers to our platform, the increase in subscriber acquisition costs, the GECC settlement and the increase in depreciation and amortization expense due mostly to the Primestar and USSB transactions.

Interest Expense, Net.  Interest expense, net increased to $151.9 million in 2000 from $69.5 million in 1999 due to a full year of interest expense in 2000 associated with certain above market programming contracts that resulted from the Primestar and USSB transactions and interest associated with the GECC settlement.

Income Tax Benefit.  The income tax benefit was $147.3 million in 2000 compared to an income tax benefit of $48.1 million in 1999. The higher tax benefit was mostly due to the increased loss before income taxes in 2000.

Net Loss.  The net loss increased $173.2 million in 2000 to $277.7 million from $104.5 million in 1999.

Liquidity and Capital Resources

Since the inception of our business in 1994, we have incurred significant operating losses, which have been funded from capital contributions from Hughes.

We expect to fund cash requirements for our operating and capital expenditures from cash generated by operations and additional borrowings under the revolving loan portion of the senior secured credit facility, as needed. We expect to have approximately $200 million of borrowing capacity under such revolving loan portion to fund our operations, after deducting the $50 million letter of credit subfacility which may be used for letters of credit issued for our benefit or for the benefit of Hughes or its other subsidiaries. We intend to use the net proceeds from this offering, together with all borrowings under the term loan portions of the senior secured credit facility, to make a distribution to Hughes. We may make additional distributions to Hughes from time to time to the extent permitted by the terms of the documents governing our indebtedness. At September 30, 2002, we had cash and cash equivalents of $11.4 million, compared to $15.4 million at December 31, 2001.

In the first nine months of 2002, we generated net cash flow of approximately $75.1 million primarily consisting of $211.0 million of proceeds from the sale of the Thomson investment and $146.8 million of cash provided by operations, offset by $289.2 million of expenditure for satellites, property and equipment. We made cash distributions to Hughes amounting to $79.1 million for the first nine months of 2002.

As a measure of liquidity, the current ratio was 0.81 at September 30, 2002 compared to 0.80 at December 31, 2001. The working capital deficit decreased by $45.0 million from December 31, 2001 due mostly to a decrease in accrued liabilities resulting mostly from the payment for the GECC settlement, offset in part by a decrease in non-subscriber related receivables.

We believe that amounts available to us under the revolving portion of our senior secured credit facility and future cash flows will be sufficient to fund our operations for the foreseeable future. See “Description of Senior Secured Credit Facility.” However, several factors may affect our ability to fund our operations. For instance, our ability to borrow under the senior secured credit facility will be contingent upon meeting financial and other covenants. Our senior secured credit facility will also include certain operational restrictions. These covenants may limit our ability to, among other things: incur or guarantee additional indebtedness; make restricted payments, including distributions to Hughes; create or permit to exist certain liens; enter into business combinations and asset sale transactions; make investments; enter into transactions with affiliates; and enter into new businesses. In addition, our future cash flows may be reduced if our operations suffer due to increased subscriber turnover or retention costs, satellite malfunction or signal theft. See “Risk Factors—Risks Related to Our Business.” If the funds from our cash flow or our senior secured credit facility are insufficient to meet our cash requirements, we would need to raise additional capital. We cannot assure you that additional financing will be available to us from our parent, third parties, or the capital markets on acceptable terms, or at all, if needed in the future.

Acquisitions, Investments and Divestitures

In August 2002, we sold about 8.8 million shares of Thomson common stock for approximately $211.0 million in cash, resulting in a pre-tax gain of $158.6 million that we recorded in “Other income, net” in our consolidated statements of operations for the nine months ended September 30, 2002. We also sold about 4.1 million shares of Thomson common stock in 2001 for approximately $132.7 million in cash, which resulted in a pre-tax gain of $108.3 million that we recorded in “Other income, net” in our consolidated statements of operations.

Hughes acquired USSB, Primestar and certain assets of Tempo in 1999 as more fully described below, and as discussed in Note 1 to the consolidated financial statements. The financial results associated with these transactions and the acquisitions of DIRECTV have been included in the consolidated financial statements from the date of each acquisition.

On June 1, 1999, we acquired the assets of the Boise Customer Care Center from AT&T for approximately $23.8 million. The Boise Customer Care Center provided customer care for the Primestar medium-power business and now supports our business.

On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of USSB, a provider of premium subscription television programming via the digital broadcasting system that it shared with us. The total consideration of approximately $1.6 billion paid in July 1999, consisted of approximately $0.4 billion in cash and 22.6 million shares of GM Class H common stock (prior to giving effect to the GM Class H three-for-one stock split during June 2000).

On April 28, 1999, Hughes completed the acquisition of Primestar’s 2.3 million subscriber medium-power, direct-to-home satellite business. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of GM Class H common stock (prior to giving effect to the GM Class H three-for-one stock split during June 2000), for a total purchase price of $1.3 billion. As part of the acquisition of Primestar, Hughes also purchased the satellite assets of Tempo, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc., for $500 million in cash.

As part of the Primestar acquisition, we formulated a detailed exit plan during the second quarter of 1999 and we immediately began to migrate the medium-power customers to our high-power platform. Exit costs of $150.0 million were accrued in determining the purchase price allocated to the net assets acquired. The principal components of those exit costs include costs associated with the termination of assumed contracts and costs related to the removal of equipment for the medium-power business. Subsequent to the acquisition of Primestar, we converted a total of approximately 1.5 million customers to our high-power service. The Primestar service ceased operations, as planned, on September 30, 2000. The amount of accrued exit costs remaining at December 31, 2001 and 2000 was $4.0 million and $25.9 million, respectively, which primarily represented the remaining obligations on certain contracts.

The acquisitions discussed above were accounted for by the purchase method of accounting, and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition based upon independent third-party appraisal. The excess purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill, resulting in an addition to goodwill of $3,116.2 million in 1999.

On an unaudited pro forma basis, DIRECTV, USSB and Primestar collectively had revenues of $4,194.6 million and a net loss of $66.9 million for 1999, assuming the acquisitions had occurred as of the beginning of the period, giving effect to purchase accounting adjustments and excluding the effect of non-recurring charges. This pro forma data is presented for informational purposes only and may not necessarily reflect the results of our operations for the period presented, nor are they necessarily indicative of future operations.

Commitments and Contingencies

Litigation.  See “Business—Legal Proceedings” and Note 16 to our consolidated financial statements for a discussion of the various legal proceedings and other disputes that we are involved in.

Other.  We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers, however we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service. Where insurance costs related to known satellite anomalies are prohibitive, our insurance policies contain coverage exclusions. The book value of satellites that were insured with coverage exclusions amounted to $171.0 million and the book value of satellites not insured amounted to $237.6 million as of September 30, 2002. In the fourth quarter of 2002, insurance coverage on three satellites expired and was not renewed. As a result, the book value of satellites that were not insured amounted to $474.7 million at December 31, 2002.

At December 31, 2001, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $148.5 million, payable as follows: $49.8 million in 2002, $37.5 million in 2003, $16.9 million in 2004, $14.3 million in 2005, $11.4 million in 2006 and $18.6 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $24.5 million in 2001, $15.5 million in 2000 and $11.7 million in 1999.

In December 2002, we announced a five-year agreement that will provide us with the exclusive DBS television rights to the NFL SUNDAY TICKETTM through 2007 and the exclusive multi-channel television rights through 2005. The NFL SUNDAY TICKETTM allows us to distribute up to 14 out-of-market games each week during the NFL season. After considering the new NFL agreement, minimum payments under our contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry tracking and control services, and satellite construction, were approximately $252.0 million for the fourth quarter of 2002, and are anticipated to be approximately $498.1 million in 2003, $375.4 million in 2004, $293.5 million in 2005, $545.3 million in 2006, $692.3 million in 2007, and $13.8 million thereafter.

Certain Relationships and Related Party Transactions

We purchase telemetry, tracking and control services for our satellites, other than DIRECTV 5 and DIRECTV 6, from PanAmSat, which is an approximately 81% owned subsidiary of Hughes. Our agreement with PanAmSat for these services for DIRECTV 4S continues until DIRECTV 4S is retired from service. Our agreement with respect to our other satellites serviced by PanAmSat expires at the earlier of a satellite’s retirement or ten years after date of completion of in-orbit testing for such satellite. We also have operational agreements with PanAmSat for in-orbit testing services as well as operational policies regarding our satellites. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accrued liabilities” in the consolidated balance sheets.

We purchase DIRECTV receiving equipment from HNS, pay manufacturer subsidies to HNS and provide DIRECTV access cards to HNS. Manufacturer subsidies are recorded as a subscriber acquisition cost in the consolidated statements of operations. The cost of DIRECTV receiving equipment purchased from HNS is recorded in inventory and recognized as a subscriber acquisition cost when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system access cards provided to HNS are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS by us prior to 2000. Amounts due to HNS are recorded in “Accrued liabilities” or “Other liabilities and deferred credits” in the consolidated balance sheets. No amounts were receivable from HNS at December 31, 2001 or 2000.

Transfer of Certain Securities to Hughes.  During the first quarter of 2003, we expect to distribute substantially all of our remaining equity investment securities to Hughes, including our equity investments in Crown Media, TiVo, and XM Satellite Radio. These equity securities had an aggregate estimated fair market value of $47.9 million as of December 31, 2002.

Income Taxes.  We and Hughes join in the filing of a consolidated U.S. federal income tax return with GM. The amount of income tax liability or receivable recorded by Hughes is generally equivalent to the amount Hughes would have recorded on a separate return basis.

The amount of income tax benefit or expense we report is generally equivalent to the portion of the Hughes consolidated provision for income taxes that is directly attributable to us. The income tax balances reported in the consolidated balance sheets are determined based upon our tax sharing agreement with Hughes, which provides that the current tax liability or receivable be computed as if we were a separate taxpayer, however, tax losses not utilized to reduce our tax liability in the period in which such losses originated are not available to reduce our tax liability in future periods.

For the reported periods, losses generated by us provided tax benefits to Hughes that were recognized by Hughes and us in our respective financial statements. Pursuant to the tax sharing agreement, to the extent that we do not utilize losses to reduce a current tax liability, any excess losses will not be available to us to reduce future tax liabilities. Accordingly, the tax benefits attributable to such losses are transferred to Hughes in a non-cash transaction and recorded as a reduction to “Net capital contribution from Parent” in the consolidated statements of changes in owner’s equity. The amount of such benefits transferred to Hughes were $142.6 million, $367.5 million and $171.5 million in 2001, 2000 and 1999, respectively.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported therein, including the financial information reported in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may materially differ from those estimates. The following represent what we believe are the critical accounting policies most affected by significant management estimates and judgments:

Valuation of Long-Lived Assets.  We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. The cash flows used in such analyses are typically derived from the expected cash flows associated with the asset under review, which is determined from management estimates and judgments of expected future results. Should the actual cash flows vary from the estimated amount, a write-down of the asset may be warranted in a future period.

Valuation of Goodwill and Intangible Assets with Indefinite Lives.  We evaluate the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” which is described in Note 2 to our consolidated financial statements. SFAS No. 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The cash flows used in such analyses are typically derived from the expected cash flows associated with the asset under review, which is determined from management estimates and judgments of expected future results. Should the actual cash flows vary from the estimated amount, a write-down of the asset may be warranted in a future period.

Financial Instruments and Investments.  We maintain investments in equity securities of unaffiliated companies. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of accumulated other comprehensive income (loss), or OCI, a separate component of stockholder’s equity. We continually review our investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” We consider, among other factors: the magnitude and duration of the decline; the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and our intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount recognized in the consolidated statements of operations as part of “Other income, net.” Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of an investment, thereby possibly requiring a charge in a future period.

Reserves for Doubtful Accounts.  A significant amount of management estimate and judgment is required in determining the amount of reserves required for the potential non-collectibility of accounts receivable. Management uses its judgment for estimating the amount of required reserves based upon past experience of collection and consideration of other relevant factors, such as credit risk of the counterparty; however, past experience may not be indicative of future collections and unforeseen circumstances could occur that could adversely effect the counterparty’s ability to pay its obligations. Therefore, additional charges could be incurred in the future to reflect differences between estimated and actual collection experience.

Contingent Matters.  A significant amount of management estimation and judgment is required in determining when, or if, an accrual should be recorded for a contingent matter, particularly for those contingent matters described in “Commitments and Contingencies” above and in Note 16 to our consolidated financial statements, and the amount of such accrual, if any. Due to the uncertainty of determining the likelihood of a future event occurring and the potential impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to our continuing operations and financial position.

Accounting Changes

We adopted SFAS No. 141, “Business Combinations,” on July 1, 2001. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibits the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not affect our results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 refines existing impairment accounting guidance and extends the use of this accounting to discontinued operations. SFAS No. 144 requires the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminates the existing exception to the consolidation of a subsidiary for which control is likely to be temporary. The adoption of the statement on January 1, 2002 did not affect our results of operations or financial position.

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 requires us to perform step one of a two-part transitional impairment test to compare the fair value of our intangible assets with their respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also requires that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations,” and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

As part of the 1999 Primestar acquisition, dealer network and subscriber base intangible assets were identified and valued in accordance with APB Opinion No. 16 “Business Combination.” The dealer network intangible asset originally valued as part of the Primestar acquisition was based on the established distribution, customer service and marketing capability that had been put in place by Primestar. The subscriber base intangible asset originally valued as part of the Primestar acquisition was primarily based on the expected non-contractual future cash flows to be earned over the life of the Primestar subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, we completed a review of our intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB. Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling our entire business. As a result, in the first quarter of 2002, we reclassified $209.8 million, net of $140.2 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, EITF 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” was issued, which gave clarifying guidance on the treatment of certain subscriber related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their remaining lives of 2 and 12 years, respectively. As a result of this change, quarterly amortization expense will increase by $18.5 million beginning in the fourth quarter of 2002.

In the first quarter of 2002 we also completed the required transitional impairment test for intangible assets with indefinite lives, which consists of FCC licenses for direct-to-home broadcasting frequencies (“Orbital Slots”), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

In the second quarter of 2002, with the assistance of an independent valuation firm, we completed step one of the transitional test to determine whether a potential impairment existed on goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair value of DIRECTV exceeded its carrying values, therefore a step two impairment test is not required.

In accordance with SFAS No. 142, we will perform our annual impairment test during the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income. We completed our annual impairment test in the fourth quarter of 2002 and determined that no impairment existed since the fair value of DIRECTV continues to exceed its carrying value.

The following represents our reported net loss on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and intangible assets with indefinite lives:

	Years Ended,
	December 31,
	1999	2000	2001
	(dollars in millions)
Reported net loss	$(104.5)	$(277.7)	$(178.3)
Add:
Goodwill amortization	49.5	77.2	77.6
Intangible assets with indefinite lives amortization	7.5	11.6	11.6

Adjusted net loss	$(47.5)	$(188.9)	$(89.1)

New Accounting Standards

In December 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 148,” Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123.” This statement amends SFAS No. 123 “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We currently follow the intrinsic value based method accounting for stock based compensation of Accounting Principles Board, or APB, No. 25. We will adopt the fair value based method of accounting for stock-based compensation for all stock based compensation granted after December 31, 2002 in accordance with the original transition provisions of SFAS No. 123. Adoption of this standard will result in an increase in compensation cost recognized in operating results. See Note 13 to the consolidated financial statements for pro forma information regarding the compensation costs that would have been recognized had we followed the fair value based method of accounting for stock based compensation for the years ended December 31, 2001, 2000 and 1999.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statement of operations. We have not yet determined the impact this issue will have on our results of operations or financial position or whether it will be applied retroactively.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” We adopted SFAS No. 146 on January 1, 2003. The adoption of this statement did not affect our results of operations or financial position.

Market Risk Disclosure

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses.

General.  Our cash flows and earnings are subject to fluctuations resulting from changes in the market value of our equity investments.

Investments.  We maintain investments in publicly-traded common stock of unaffiliated companies and are therefore subject to equity price risk. These investments are classified as available-for-sale and, consequently, are reflected in our consolidated balance sheets at fair value with unrealized gains or losses, net of taxes, recorded as part of accumulated other comprehensive income (loss), a separate component of stockholder’s equity. Declines in market value that are judged to be “other-than-temporary” are charged to “Other, net” in the consolidated statements of operations. The fair values of the investments in such common stock were $71.8 million and $470.4 million at September 30, 2002 and December 31, 2001, respectively, based on closing market prices. A 10% decline in the market price of these investments would cause the fair value of the investments in common stock to decrease by $7.2 million and $47.0 million at September 30, 2002 and December 31, 2001, respectively. We have not taken action to hedge this market risk exposure. During the first quarter of 2003, we expect to distribute substantially all of our remaining equity investment securities to Hughes, including our equity investments in Crown Media, TiVo, and XM Satellite Radio. These equity securities had an aggregate estimated fair market value of $47.9 million as of December 31, 2002.